Exhibit 99.1

FTI Consulting, Inc.

777 South Flagler Drive, Suite 1500

West Palm Beach, FL 33401

561.515.6078

FOR FURTHER INFORMATION:

Jack Dunn, President & CEO

+1.561.515.1900

Investors: Roger Carlile, Executive Vice President & CFO

+1.561.515.1900

Roger.Carlile@FTIConsulting.com

Media: Sherrie Weldon

+1.415.293.4408

Sherrie.Weldon@FTIConsulting.com

FTI CONSULTING, INC. REPORTS 2011 SECOND QUARTER RESULTS

• Record Revenues of $400.4 million

• Record Revenues Outside of the United States

• EPS of $0.40 After Special Charge of $16.8 million

• Adjusted EPS up 23 percent to $0.64

• Guidance for 2011 Reaffirmed

West Palm Beach, FL, August 4, 2011 — FTI Consulting, Inc. (NYSE: FCN), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, today reported its financial results for the second quarter ended June 30, 2011.

For the quarter, revenues rose 15 percent to a record $400.4 million, the highest quarterly revenue in the history of the Company. Revenues generated outside the United States were $102.3 million, or 26 percent of total revenues; also a record. Earnings per diluted share for the quarter were $0.40, including a previously announced special charge of $16.8 million, or $0.24 per diluted share. Adjusted EPS for the quarter, excluding this special charge was $0.64, a 23 percent increase over Adjusted EPS of $0.52 in the second quarter of 2010 in which no special charges were incurred. Adjusted EBITDA was $66.5 million, or 16.6 percent of revenues, compared to Adjusted EBITDA of $65.5 million, or 18.8 percent of revenues, in the prior year period.

Commenting on these results, Jack Dunn, President and Chief Executive Officer of the Company said: “In the quarter, our strategy of delivering a portfolio of gold standard, diversified services from a global platform produced outstanding results. Revenues in our pro cyclical businesses grew 25 percent, more than offsetting continuing headwinds experienced in our restructuring business. Revenues outside the United States increased by 41 percent. Organic revenue growth for the pro cyclical businesses was 16 percent before contribution from the professionals who joined us from LECG, and these professionals are exceeding our expectations. The Economic Consulting and Technology segments both produced all time record revenue quarters, growing by 46 percent and 33 percent, respectively. Forensic and Litigation Consulting reported a strong quarter with 16 percent growth and Strategic Communications more than held its own.”

“We remain confident in our performance and continue to expect a very solid year of growth in revenues and earnings per share. Based on the strong results in the first half across our pro-cyclical businesses, tempered by the anticipated normal seasonal slowdown in the third quarter, we are reaffirming the full year revenue and Adjusted EPS guidance we gave in May.”

Operating cash flow in the quarter was $26.4 million compared to $49.2 million in the prior year’s quarter. This decline was primarily a result of the decline in, and shifts in the mix of, the Corporate Finance/Restructuring segment and the increase in the Economic Consulting segment, including the LECG transaction. Overall, cash collections for the quarter were strong at approximately $347 million, and the current collection experience of our accounts receivable by practice has not changed materially.

During the quarter, the Company received and retired approximately 628,000 shares of its common stock pursuant to the accelerated stock buyback transaction entered into in March 2011 bringing the total number of shares received under this transaction to approximately 5,062,000. Under the terms of the transaction, the Company may receive additional shares later in 2011 depending on the average price of the Company’s stock.

Second Quarter Segment Results

Corporate Finance/Restructuring

Revenues in the Corporate Finance/Restructuring segment were $101.9 million compared with $111.1 million in the second quarter of the prior year. The decline in demand for restructuring and bankruptcy services resulted from continued improvements in the credit markets and the macroeconomic environment. This decline was somewhat offset by growth from the segment’s acquired business in Asia and improvements in the healthcare practice. Adjusted Segment EBITDA was $17.3 million, or 17.0 percent of segment revenues, compared with Adjusted Segment EBITDA of $26.0 million, or 23.4 percent of segment revenues, in the prior year quarter. Adjusted Segment EBITDA margins declined primarily due to lower demand.

Forensic and Litigation Consulting

Revenues in the Forensic and Litigation Consulting segment increased 15.6 percent to $93.4 million from $80.8 million in the second quarter of the prior year. Organic revenue growth of $7.6 million, or 9.5 percent, was primarily driven by increased demand from construction, forensic investigations, insurance and compliance related engagements. The Adjusted Segment EBITDA margin declined to 20.6% of revenue from 24.0% in the prior year quarter primarily due to increasing headcount, including the addition of approximately 50 professionals from LECG, who are expected to continue ramping up their productivity in the last half of 2011.

Economic Consulting

Revenues in the Economic Consulting segment increased 46.4 percent to a record $94.5 million from $64.6 million in the second quarter of the prior year. Organic revenue growth was $11.9 million, or 18.5%, compared to the prior year quarter. Organic growth was primarily attributable to increased demand in merger and acquisition activity, financial disputes and the European international arbitration practice. Adjusted Segment EBITDA was $18.9 million, or 20.0 percent of segment revenues, compared to Adjusted Segment EBITDA of $11.5 million, or 17.7 percent of segment revenues, for the prior year quarter. Adjusted Segment EBITDA margins improved due to higher overall volume and utilization.

Technology

Revenues in the Technology segment increased 33.5 percent to $57.1 million from $42.8 million in the second quarter of the prior year, the segment’s second consecutive record revenue quarter. The segment saw significant increases in litigation and investigation activity and the Acuity™ offering continued to gain momentum during the quarter. The segment also continued to benefit from several large client assignments. Both unit-based and product licensing revenue increased compared to the prior year quarter with unit-based revenue improving due to higher volumes while pricing was relatively stable on the combined mix of offerings. The segment continued to report excellent margins, with Adjusted Segment EBITDA of $20.7 million, or 36.2 percent of segment revenues, compared to Adjusted Segment EBITDA of $15.9 million, or 37.1 percent of segment revenues, in the prior year quarter.

Strategic Communications

Revenues in the Strategic Communications segment increased 7.5 percent to $53.6 million from $49.8 million in the second quarter of the prior year. Adjusted Segment EBITDA was $6.5 million, or 12.1 percent of segment revenues, compared to Adjusted Segment EBITDA of $8.6 million, or 17.3 percent of segment revenues, in the prior year quarter. Adjusted Segment EBITDA margins were impacted by the final payment of incentive compensation related to an acquisition.

Reaffirmed 2011 Guidance

Based on current market conditions, the Company continues to estimate that revenues for the year will be between $1.50 billion and $1.54 billion and Adjusted EPS will be between $2.30 and $2.45.

Second Quarter Conference Call

FTI will hold a conference call for analysts and investors to discuss second quarter financial results at 9:00 AM Eastern Time on August 4, 2011. The call can be accessed live and will be available for replay over the Internet for 90 days by logging onto the Company’s website, www.fticonsulting.com.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 3,700 employees located in 22 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management and restructuring. The company generated $1.4 billion in revenues during fiscal year 2010. More information can be found at www.fticonsulting.com.

Use of Non-GAAP Measure

Note: We define Adjusted EBITDA as consolidated operating income before depreciation, amortization of intangible assets, accretion of contingent consideration and special charges. We define Adjusted Segment EBITDA as a segment’s share of consolidated operating income before depreciation, amortization of intangible assets, accretion of contingent consideration and special charges. We define Adjusted Net Income as the net income excluding the impact of the special charges and debt extinguishment costs that were incurred in that period. We define Adjusted earnings per diluted share (Adjusted EPS) as earnings per diluted share excluding the per share impact of the special charges and debt extinguishment costs that were incurred in that period. Although Adjusted EBITDA, Adjusted Segment EBITDA, Adjusted Net Income and Adjusted EPS are not measures of financial condition or performance determined in accordance with generally accepted accounting principles (“GAAP”), we believe that these measures can be a useful operating performance measure for evaluating our results of operations as compared from period to period and as compared to our competitors. EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS are common alternative measures of operating performance which may be used by investors, financial analysts and rating agencies to value and compare the financial performance of companies in our industry. We use Adjusted EBITDA and Adjusted Segment EBITDA to evaluate and compare the operating performance of our segments.

Adjusted EBITDA, Adjusted Segment EBITDA, Adjusted Net Income and Adjusted EPS are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. These non-GAAP measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our statements of income. Reconciliations of operating income to Adjusted EBITDA, segment operating income to Adjusted Segment EBITDA, net income to Adjusted Net Income and EPS to Adjusted EPS are included in the accompanying tables to today’s press release.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve uncertainties and risks. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions and other matters, business trends and other information that is not historical, including statements regarding estimates of our future financial results. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, estimates of our future financial results, are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and estimates will result or be achieved or that actual results will not differ from estimates or expectations. The Company’s actual results may differ from our expectations. Further, preliminary results are subject to normal year-end adjustments. The Company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects that this will occur from time to time in the future. Other factors that could cause such differences include declines in demand for, or changes in, the mix of services and products that we offer, adverse financial, real estate or other market and general economic conditions, which could impact each of our segments differently, the pace and timing of the consummation and integration of past and future acquisitions, the Company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described under the heading “Item 1A. Risk Factors” in the Company’s most recent Form 10-K and in the Company’s other filings with the Securities and Exchange Commission, including the risks set forth under “Risks Related to Our Business Segments” and “Risks Related to Our Operations”. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

(in thousands, except per share data)

	Six Months Ended June 30,
	2011	2010
	(unaudited)
Revenues	$762,253	$699,073

Operating expenses
Direct cost of revenues	466,176	406,491
Selling, general and administrative expense	183,548	166,603
Special charges	16,772	30,245
Amortization of other intangible assets	10,952	11,943

	677,448	615,282

Operating income	84,805	83,791

Other income (expense)
Interest income and other	4,923	2,213
Interest expense	(29,810)	(22,696)

	(24,887)	(20,483)

Income before income tax provision	59,918	63,308
Income tax provision	21,208	24,057

Net income	$38,710	$39,251

Earnings per common share – basic	$0.92	$0.86

Weighted average common shares outstanding – basic	42,223	45,828

Earnings per common share – diluted	$0.88	$0.82

Weighted average common shares outstanding – diluted	44,070	48,153

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED JUNE 30, 2011 AND 2010

(in thousands, except per share data)

	Three Months Ended June 30,
	2011	2010
	(unaudited)
Revenues	$400,437	$349,033

Operating expenses
Direct cost of revenues	247,036	209,031
Selling, general and administrative expense	94,819	82,202
Special charges	16,772	—
Amortization of other intangible assets	5,498	5,852

	364,125	297,085

Operating income	36,312	51,948

Other income (expense)
Interest income and other	2,923	(141)
Interest expense	(14,500)	(11,378)

	(11,577)	(11,519)

Income before income tax provision	24,735	40,429
Income tax provision	7,823	15,363

Net income	$16,912	$25,066

Earnings per common share – basic	$0.42	$0.55

Weighted average common shares outstanding – basic	40,587	45,857

Earnings per common share – diluted	$0.40	$0.52

Weighted average common shares outstanding – diluted	42,518	48,176

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

(unaudited)

	Revenues	Adjusted EBITDA (1)	Margin	Utilization	Average Billable Rate	Revenue- Generating Headcount
	(in thousands)
Three Months Ended June 30, 2011
Corporate Finance/Restructuring	$101,896	$17,311	17.0%	65%	$420	730
Forensic and Litigation Consulting	93,368	19,232	20.6%	71%	$330	863
Economic Consulting	94,480	18,914	20.0%	86%	$496	409
Technology (2)	57,130	20,692	36.2%	N/M	N/M	261
Strategic Communications (2)	53,563	6,457	12.1%	N/M	N/M	562

	$400,437	82,606	20.6%	N/M	N/M	2,825

Corporate		(16,082)

Adjusted EBITDA (1)		$66,524	16.6%

Six Months Ended June 30, 2011
Corporate Finance/Restructuring	$209,150	$38,832	18.6%	68%	$426	730
Forensic and Litigation Consulting	176,281	36,110	20.5%	70%	$330	863
Economic Consulting	168,739	32,156	19.1%	87%	$487	409
Technology (2)	108,165	39,323	36.4%	N/M	N/M	261
Strategic Communications (2)	99,918	11,865	11.9%	N/M	N/M	562

	$762,253	158,286	20.8%	N/M	N/M	2,825

Corporate		(30,074)

Adjusted EBITDA (1)		$128,212	16.8%

Three Months Ended June 30, 2010
Corporate Finance/Restructuring	$111,095	$25,977	23.4%	65%	$438	683
Forensic and Litigation Consulting (3)	80,754	19,346	24.0%	72%	$327	784
Economic Consulting	64,552	11,453	17.7%	77%	$472	286
Technology (2)	42,791	15,857	37.1%	N/M	N/M	234
Strategic Communications (2)	49,841	8,635	17.3%	N/M	N/M	561

	$349,033	81,268	23.3%	N/M	N/M	2,548

Corporate		(15,810)

Adjusted EBITDA (1)		$65,458	18.8%

Six Months Ended June 30, 2010
Corporate Finance/Restructuring	$228,562	$60,696	26.6%	67%	$448	683
Forensic and Litigation Consulting (3)	159,432	39,130	24.5%	74%	$319	784
Economic Consulting	131,859	24,973	18.9%	80%	$470	286
Technology (2)	86,164	33,118	38.4%	N/M	N/M	234
Strategic Communications (2)	93,056	14,377	15.4%	N/M	N/M	561

	$699,073	172,294	24.6%	N/M	N/M	2,548

Corporate		(30,954)

Adjusted EBITDA (1)		$141,340	20.2%

(1)	We define Adjusted EBITDA as consolidated operating income before depreciation, amortization of intangible assets, accretion of contingent consideration and special charges. Amounts presented in the Adjusted EBITDA column for each segment reflect the segments’ respective Adjusted Segment EBITDA. We define Adjusted Segment EBITDA as the segments’ share of consolidated operating income before depreciation, amortization of intangible assets, accretion of contingent consideration and special charges. Although Adjusted EBITDA and Adjusted Segment EBITDA are not measures of financial condition or performance determined in accordance with generally accepted accounting principles (“GAAP”), we believe that these measures can be a useful operating performance measure for evaluating our results of operations as compared from period to period and as compared to our competitors. EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies to value and compare the financial performance of companies in our industry. We use Adjusted EBITDA and Adjusted Segment EBITDA to evaluate and compare the operating performance of our segments.

Adjusted EBITDA and Adjusted Segment EBITDA are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. These non-GAAP measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Statements of Income. See also our reconciliation of non-GAAP financial measures.

(2)	The majority of the Technology and Strategic Communications segments’ revenues are not generated based on billable hours. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful as a segment-wide metric.
(3)	2010 utilization and average billable rate calculations were updated to include information related to non-domestic operations that was not available in 2010.

FTI CONSULTING, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net income	$16,912	$25,066	$38,710	$39,251

Add back: Special charges, net of taxes of $6,574 (2011) and $12,176 (2010)	$10,198	$—	$10,198	$18,069

Adjusted net income (1)	$27,110	$25,066	$48,908	$57,320

Earnings per common share – diluted	$0.40	$0.52	$0.88	$0.82

Adjusted earnings per common share – diluted (1)	$0.64	$0.52	$1.11	$1.19

Weighted average common shares outstanding – diluted	42,518	48,176	44,070	48,153

(1)	We define Adjusted net income and Adjusted earnings per diluted share as net income and earnings per diluted share, respectively, excluding the impact of the special charges and loss on early extinguishment of debt that were incurred in that period, and their related income tax effects.

RECONCILIATION OF OPERATING INCOME AND NET INCOME TO ADJUSTED EBITDA

(in thousands)

(unaudited)

Three Months Ended June 30, 2011	Corporate Finance / Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communi- cations	Corp HQ	Total
Net income							$16,912
Interest income and other							(2,923)
Interest expense							14,500
Income tax provision							7,823

Operating income	$3,289	$16,849	$15,889	$15,973	$4,511	$(20,199)	36,312
Depreciation and amortization	894	857	635	2,741	739	1,277	7,143
Amortization of other intangible assets	1,420	596	297	1,978	1,207	—	5,498
Special charges	11,000	839	2,093	—	—	2,840	16,772
Accretion of contingent consideration	708	91	—	—	—	—	799

Adjusted EBITDA (1)	17,311	19,232	18,914	20,692	6,457	(16,082)	66,524

Six Months Ended June 30, 2011
Net income							$38,710
Interest income and other							(4,923)
Interest expense							29,810
Income tax provision							21,208

Operating income	$21,809	$32,192	$28,267	$29,944	$7,981	$(35,388)	84,805
Depreciation and amortization	1,770	1,712	1,203	5,425	1,504	2,474	14,088
Amortization of other intangible assets	2,838	1,187	593	3,954	2,380	—	10,952
Special charges	11,000	839	2,093	—	—	2,840	16,772
Accretion of contingent consideration	1,415	180	—	—	—	—	1,595

Adjusted EBITDA (1)	38,832	36,110	32,156	39,323	11,865	(30,074)	128,212

Three Months Ended June 30, 2010
Net income							$25,066
Interest income and other							141
Interest expense							11,378
Income tax provision							15,363

Operating income	$23,567	$17,537	$10,459	$10,991	$6,550	$(17,156)	51,948
Depreciation and amortization	927	843	684	3,033	825	1,346	7,658
Amortization of other intangible assets	1,483	966	310	1,833	1,260	—	5,852

Adjusted EBITDA (1)	25,977	19,346	11,453	15,857	8,635	(15,810)	65,458

Six Months Ended June 30, 2010
Net income							$39,251
Interest income and other							(2,213)
Interest expense							22,696
Income tax provision							24,057

Operating income	$49,211	$29,937	$16,225	$18,293	$8,897	$(38,772)	83,791
Depreciation and amortization	1,921	1,672	1,314	6,083	1,648	2,723	15,361
Amortization of other intangible assets	2,975	1,961	620	3,815	2,572	—	11,943
Special charges	6,589	5,560	6,814	4,927	1,260	5,095	30,245

Adjusted EBITDA (1)	60,696	39,130	24,973	33,118	14,377	(30,954)	141,340

(1)	We define Adjusted EBITDA as consolidated operating income before depreciation, amortization of intangible assets, accretion of contingent consideration and special charges. Amounts presented in the Adjusted EBITDA column for each segment reflect the segments’ respective Adjusted Segment EBITDA. We define Adjusted Segment EBITDA as a segments’ share of consolidated operating income before depreciation, amortization of intangible assets, accretion of contingent consideration and special charges. Although Adjusted EBITDA and Adjusted Segment EBITDA are not measures of financial condition or performance determined in accordance with generally accepted accounting principles (“GAAP”), we believe that these measures can be a useful operating performance measure for evaluating our results of operations as compared from period to period and as compared to our competitors. EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies to value and compare the financial performance of companies in our industry. We use Adjusted EBITDA and Adjusted Segment EBITDA to evaluate and compare the operating performance of our segments.

Adjusted EBITDA and Adjusted Segment EBITDA are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. These non-GAAP measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Statements of Income. See also our reconciliation of Non-GAAP financial measures.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2011 and 2010

(in thousands)

	Six Months Ended June 30,
	2011	2010
	(unaudited)
Operating activities
Net income	$38,710	$39,251
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation, amortization and accretion	15,683	15,361
Amortization of other intangible assets	10,952	11,943
Provision for doubtful accounts	5,768	4,618
Non-cash share-based compensation	15,942	14,651
Excess tax benefits from share-based compensation	(124)	(625)
Non-cash interest expense	4,190	3,599
Other	136	(315)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(99,137)	(34,895)
Notes receivable	(5,281)	(17,789)
Prepaid expenses and other assets	(5,893)	(2,240)
Accounts payable, accrued expenses and other	227	11,262
Income taxes	(5,742)	(4,339)
Accrued compensation	4,093	(18,671)
Billings in excess of services provided	7,652	144

Net cash (used in) provided by operating activities	(12,824)	21,955

Investing activities
Payments for acquisition of businesses, net of cash received	(50,888)	(22,834)
Purchases of property and equipment	(12,705)	(11,632)
Proceeds from sale or maturity of short-term investments	—	15,000
Other	(405)	(475)

Net cash used in investing activities	(63,998)	(19,941)

Financing activities
Borrowings under revolving line of credit	25,000	20,000
Payments of revolving line of credit	(25,000)	(20,000)
Payments of long-term debt and capital lease obligations	(937)	(465)
Purchase and retirement of common stock	(209,400)	—
Net issuance of common stock under equity compensation plans	685	4,235
Excess of tax benefits from share-based compensation	124	625
Other	51	442

Net cash (used in) provided by financing activities	(209,477)	4,837

Effect of exchange rate changes on cash and cash equivalents	474	(2,469)

Net (decrease) increase in cash and cash equivalents	(285,825)	4,382
Cash and cash equivalents, beginning of period	384,570	118,872

Cash and cash equivalents, end of period	$98,745	$123,254

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

(in thousands, except per share amounts)

	June 30, 2011	December 31, 2010
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$98,745	$384,570
Restricted cash	11,383	10,518
Accounts receivable:
Billed receivables	318,554	268,386
Unbilled receivables	199,825	120,896
Allowance for doubtful accounts and unbilled services	(72,204)	(63,205)

Accounts receivable, net	446,175	326,077
Current portion of notes receivable	25,771	26,130
Prepaid expenses and other current assets	32,137	28,174
Income taxes receivable	17,885	13,246

Total current assets	632,096	788,715

Property and equipment, net of accumulated depreciation	71,983	73,238
Goodwill	1,305,170	1,269,447
Other intangible assets, net of amortization	132,035	134,970
Notes receivable, net of current portion	94,106	87,677
Other assets	64,305	60,312

Total assets	$2,299,695	$2,414,359

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$105,589	$105,864
Accrued compensation	141,972	143,971
Current portion of long-term debt and capital lease obligations	6,616	7,559
Billings in excess of services provided	35,674	27,836
Deferred income taxes	4,052	4,052

Total current liabilities	293,903	289,282

Long-term debt and capital lease obligations, net of current portion	790,321	785,563
Deferred income taxes	99,520	92,134
Other liabilities	87,452	80,061

Total liabilities	1,271,196	1,247,040

Stockholders’ equity
Preferred stock, $0.01 par value; shares authorized – 5,000; none outstanding	—	—
Common stock, $0.01 par value; shares authorized – 75,000; shares issued and outstanding – 41,555 (2011) and 47,150 (2010)	416	461
Additional paid-in capital	338,789	532,929
Retained earnings	726,129	687,419
Accumulated other comprehensive loss	(36,835)	(53,490)

Total stockholders’ equity	1,028,499	1,167,319

Total liabilities and stockholders’ equity	$2,299,695	$2,414,359